KPMG

500 E. Middlefield Road                                   Telephone 650 404 5000
Mountain View, CA 94043                                   Fax 650 960 0566

December 17, 1999

Mr. Richard Jones
Instant Video Technologies, Inc.
500 Sansome Street, Suite 503
San Francisco, California 94111

Dear Mr. Jones:

This is to confirm that the client-auditor relationship between Instant Video Technologies, Inc. and KPMG LLP has ceased.

Very Truly Yours,

/s/ KMPG LLP

cc: Mr. Lynn E. Turner
    Chief Accountant
    Securities and Exchange Commission

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                 KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is
--- --- --- ---  a member of KPMG International, a Swiss association.